Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE:	Contact: Sarah Clark
1-800-331-0085

Wal-Mart Will Seek Further Appellate Review In

Gender Class Action Lawsuit

BENTONVILLE, Ark., Feb. 6, 2007 – Wal-Mart Stores, Inc. announced that it will seek rehearing of today’s decision by a divided three-judge panel of the United States Court of Appeals for the Ninth Circuit in the case of Betty Dukes, et al. v. Wal-Mart Stores, Inc.

Wal-Mart is entitled to ask a larger panel of judges on the Court of Appeals to rehear arguments in the case and issue a new decision.

“The Court of Appeals’ decision today is about a technical legal issue,” said Theodore J. Boutrous, Jr., partner at Gibson, Dunn & Crutcher LLP and lead counsel for Wal-Mart’s appeal. “The Court’s ruling does not address the merits of the plaintiffs’ claims, or whether their allegations are true, but rather addresses whether the case meets the technical legal requirements to move forward as a class action. This is just another step in what will be a very long process, and we are still in the early stages of the case. We are optimistic about our chances for obtaining relief from this ruling as the case progresses.

“The panel’s decision contradicts numerous decisions from the Supreme Court and the Ninth Circuit itself. Moreover, it clashes with a wave of recent decisions from federal courts around the country that have flatly rejected the district court’s approach. The plaintiffs’ lawyers persuaded the panel to accept a theory that would force employers to make decisions based on statistics, not merit, and would deny employers their basic due process rights. Wal-Mart will therefore seek rehearing of the panel’s decision and, if necessary, review by the Supreme Court,” Boutrous said.

As Judge Andrew Kleinfeld stated in his dissent, this class certification “deprives Wal- Mart of due process of law,” and is “unprecedented.” He added, “This class lacks commonality because there are no questions of fact or law common to the class.”

-more-

Wal-Mart Will Seek Further Appellate Review In

Gender Class Action Lawsuit

Page Two

“We have analyzed today’s decision by the Court of Appeals and our view of the merits of the case has not changed,” said Tom Schoewe, executive vice president and chief financial officer. “This decision will have no impact on our fiscal year 2007 financial performance and does not require the company to take any action that will increase its cost of operations.”

Susan Chambers, executive vice president of Wal-Mart’s Human Resources Division, said, “Wal-Mart has strong equal employment opportunity policies, and fosters female leadership both among its associates and in the larger business world. The claims of the six named plaintiffs simply are not representative of the experiences of women working at Wal-Mart, including my own, and today’s decision has nothing to do with whether the plaintiffs’ allegations are true.”

Wal-Mart’s efforts and achievements in the area of equal opportunity include:

•

Wal-Mart was recently named one of the “50 Best Companies for Latinas to Work for in the United States” by LATINA Style Magazine. Wal-Mart was chosen because of its programs and initiatives that help Latina professional working women.

•

Wal-Mart was recently named one of the “Top 40 U.S. Companies for Diversity” by Black Enterprise magazine. The publication also listed the company as one of the “10 Best Companies in Marketing Diversity.” Wal-Mart was selected because of its continued commitment to diversity, both internally and externally.

•	Wal-Mart has established a $25 million private equity fund for women and minority-owned businesses to empower entrepreneurs.

•	Wal-Mart has established an Office of Diversity, which promotes diversity in recruitment and inclusive employment practices.

•	Wal-Mart has established and is operating with ongoing diversity goals that are tied to the incentive bonuses for officers and salaried field managers.

•

As part of its ongoing efforts to foster diversity and equal employment opportunities, Wal-Mart has established an Employment Practices Advisory Panel comprised of highly-respected national experts to work with Wal-Mart’s senior management to develop and implement progressive enhancements to equal employment opportunity and diversity initiatives.

-more-

Wal-Mart Will Seek Further Appellate Review In

Gender Class Action Lawsuit

Page Three

The U.S. Chamber of Commerce, the Employers Group, the Equal Employment Advisory Council, the Retail Industry Leaders Association and Washington Legal Foundation all filed friend-of-the-court briefs in support of Wal-Mart.

About Wal-Mart Stores, Inc. (NYSE: WMT)

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras,

Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

###